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                                                                   Exhibit 23(b)


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-41849) and related Prospectus of State Auto Financial Corporation for the registration of 300,000 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2000, with respect to the consolidated financial statements and schedules of State Auto Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP

/s/ Ernst & Young LLP

Columbus, Ohio
November 30, 2000